Exhibit 99.2

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders
PositiveID Corporation

We have audited the accompanying consolidated balance sheets of PositiveID Corporation (the “Company”), formerly known as VeriChip Corporation, as of December 31, 2010 and 2009, and the related consolidated statements of operations, stockholders’ equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform audits of the Company’s internal control over financial reporting. Our audits include consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements enumerated above present fairly, in all material respects, the consolidated financial position of PositiveID Corporation, as of December 31, 2010 and 2009, and the consolidated results of its operations and its consolidated cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States.

As discussed in Notes 1 and  2, the consolidated financial statements as of and for the years ended December 31, 2010 and 2009 have been restated for the presentation of the Company’s ID Security segment as a discontinued operation.

/s/ EisnerAmper LLP

New York, New York

January 23, 2012

POSITIVEID CORPORATION

Consolidated Balance Sheets

(In thousands, except share data)

		December 31,	December 31,
		2010	2009

Assets
Current Assets:
Cash and cash equivalents		$1,764	$6,423
Prepaid expenses and other current assets		173	193
Assets held for sale		1,305	4,292
Total Current Assets		3,242	10,908

Equipment, net		49	30
Other assets		24	34
Total Assets		$3,315	$10,972

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable		$490	$576
Accrued expenses and other current liabilities		1,067	775
Accrued preferred stock dividends payable		152	90
Total Current Liabilities		1,709	1,441

Commitments and contingencies

Stockholders’ Equity:
Preferred stock, 5,000,000 shares authorized, $.001 par value; Series A Preferred – 462 shares issued and outstanding, liquidation preference of $4,620, at December 31, 2009; Series B Preferred - 230 shares issued and outstanding, liquidation preference of $2,300, at December 31, 2010		—	—
Common stock, 70,000,000 shares authorized, $.01 par value; 33,047,405 and 21,840,433 shares issued and outstanding at December 31, 2010 and 2009, respectively		330	218
Additional paid-in capital		74,002	63,018
Accumulated deficit		(69,621))	(53,705)
	)	4,711	9,531
Note receivable for shares issued	)	(3,105))	—
Total Stockholders’ Equity	)	1,606	9,531
Total Liabilities and Stockholders’ Equity		$3,315	$10,972

See accompanying notes to consolidated financial statements.

POSITIVEID CORPORATION

Consolidated Statements of Operations

(In thousands, except per share data)

	Years Ended December 31,
	2010	2009

Revenue	$75	$162
Cost of sales	45	54
Gross profit	30	108

Operating expenses:
Selling, general and administrative	9,722	5,355
Research and development	1,394	393
Total operating expenses	11,116	5,748
Operating loss from continuing operations	(11,086)	(5,640)

Gain on sale of Xmark Corporation	—	4,385
Other income, net	34	74
Loss from continuing operations	(11,052)	(1,181)

Discontinued operations:
Loss from discontinued operations	(3,264)	(247)
Charge attributable to adjustment of goodwill	—	(10,170)
Impairment of goodwill	(1,600)	—
Total loss from discontinued operations	(4,864)	(10,417)
Net loss	(15,916)	(11,598)

Preferred stock dividends	(152)	(90)
Net loss attributable to common stockholders	$(16,068)	$(11,688)

Loss from continuing operations per common share attributable to common stockholders	$(0.47)	$(0.10)
Loss from discontinued operations per common share	(0.20)	(0.80)
Loss per common share attributable to common stockholders – basic and diluted	$(0.67)	$(0.90)
Weighted average shares outstanding – basic and diluted	24,053	13,020

See accompanying notes to consolidated financial statements.

POSITIVEID CORPORATION

Consolidated Statement of Stockholders’ Equity

For the Years Ended December 30, 2010 and 2009

(In thousands)

					Additional Paid-in Capital	Accumulated Deficit	Note Receivable For Shares Issued	Total Stockholders’ Equity

	Preferred Stock		Common Stock
	Shares	Amount	Shares	Amount

Balance at January 1, 2009	—	$—	11,730	$117	$44,401	$(42,107)	$—	$2,420
Net loss	—	—	—	—	—	(11,598)	—	(11,598)
Stock based compensation	—	—	4,395	44	1,505	—	—	1,549
Issuance of Common Stock from option exercises	—	—	138	1	59	—	—	60
Issuance of Series A Preferred shares, net of costs	462	—	—	—	3,806	—	—	3,806
Issuance of Common Stock for settlement of litigation	—	—	510	5	245	—	—	250
Issuance of Common Stock pursuant to Steel Vault merger	—	—	5,067	51	13,083	—	—	13,134
Accrual of preferred stock dividends	—	—	—	—	(90)	—	—	(90)

Balance at December 31, 2009	462	—	21,840	218	63,018	(53,075)	—	9,531

Net loss	—	—	—	—	—	(15,916)	—	(15,916)
Stock based compensation	—	—	5,142	52	5,067	—	—	5,119
Issuance of Preferred Series B shares, net of costs	230	—	—	—	2,190	—	—	2,190
Issuance of Common Stock from option exercises	—	—	719	7	352	—	—	359
Reversal of accrued dividends for Series A Preferred shares on conversion	—	—	—	—	89	—	—	89
Common Stock issued for Series A Preferred conversion	(462)	—	2,700	27	(27)	—	—	—
Common Stock issued in connection with interest expense on Series A Preferred conversion	—	—	29	—	35	—	—	35
Issuance of Common Stock for note receivable	—	—	1,717	17	2,283	—	(2,300)	—
Issuance of Common Stock for note receivable upon warrant exercise	—	—	600	6	799	—	(805)	—
Common Stock issued pursuant to acquisition of Easy Check assets	—	—	300	3	348	—	—	351
Accrual of preferred stock dividends	—	—	—	—	(152)	—	—	(152)

Balance at December 31, 2010	230	$—	33,047	$330	$74,002	$(69,621)	$(3,105)	$1,606

See accompanying notes to consolidated financial statements.

POSITIVEID CORPORATION

Consolidated Statements of Cash Flows

(In thousands)

	Years Ended
	December 31,
	2010	2009

Cash flows from operating activities:
Net loss	$(15,916)	$(11,598)
Add: Loss from discontinued operations	4,864	10,417
Loss from continuing operations	(11,052)	(1,181)
Adjustments to reconcile loss from continuing operations to net cash used in operating activities:
Depreciation and amortization	25	28
Stock-based compensation	5,119	1,549
In-process research and development allocation from asset purchase	350	—
Impairment of goodwill	1,600	—
Gain on sale of Xmark Corporation	—	(4,385)
Non-cash interest income, net	(7)	(7)
Changes in operating assets and liabilities:
Increase in prepaid expenses and other current assets	51	147
Increase in accounts payable and accrued expenses	(34)	(1,235)
Net cash used in discontinued operations	(3,231)	(140)
Net cash used in operating activities	(7,179)	(4,974)
Cash flows from investing activities:
Cash acquired in Steel Vault merger, net	—	72
Proceeds from sale of Xmark Corporation	—	4,434
Proceeds from sale of equipment	—	3
Purchase of equipment	(29)	(11)
Net cash provided by (used in) investing activities	(29)	4,498
Cash flows from financing activities:
Proceeds from equity financings, net of fees	2,190	3,806
Proceeds from exercise of stock options	359	60
Repayment of debt financing, net	—	(196)
Net cash provided by financing activities	2,549)	3,670
Net (decrease) increase in cash and cash equivalents	(4,659)	3,194
Cash and cash equivalents, beginning of year	6,423	3,229
Cash and cash equivalents, end of year	$1,764	$6,423

See accompanying notes to consolidated financial statements.

POSITIVEID CORPORATION
Notes to Consolidated Financial Statements
(tabulated amounts in thousands of dollars, except per share amounts)

1.   Organization, Basis of Presentation and Accounting Policies

PositiveID Corporation is a Delaware corporation formed in 2001. The Company commenced operations in 2002 as VeriChip Corporation. In 2007, the Company completed an initial public offering of its common stock.

In July 2008, we completed the sale of all of the outstanding capital stock of Xmark, which at the time was principally all of our operations. The sale transaction was closed for $47.9 million in cash, which consisted of the $45 million purchase price plus a balance sheet adjustment of approximately $2.9 million, which was adjusted to $2.8 million at settlement of the escrow. Under the terms of the stock purchase agreement, $43.4 million of the proceeds were paid at closing and $4.4 million was released from escrow in July 2009. As a result, we recorded a gain on the sale of Xmark of $6.2 million, with $4.5 million of that gain deferred until the escrow was settled in 2009.

Following the completion of the sale, we retired all of our outstanding debt for a combined payment of $13.5 million and settled all contractual payments to Xmark’s and our officers and management for $9.1 million. In August 2008, we paid a special dividend to our stockholders of $15.8 million.

In November 2008, the Company entered into an Asset Purchase Agreement (“APA”) with Digital Angel Corporation and Destron Fearing Corporation, a wholly-owned subsidiary of Digital Angel Corporation, which collectively are referred to as, “Digital Angel.” The terms of the APA included our purchase of patents related to an embedded bio-sensor system for use in humans, and the assignment of any rights of Digital Angel under a development agreement associated with the development of an implantable glucose sensing microchip. We also received covenants from Digital Angel and Destron Fearing that will permit the use of intellectual property of Digital Angel related to our health care business without payment of ongoing royalties, as well as inventory and a limited period of technology support by Digital Angel. We paid Digital Angel $500,000 at the closing of the APA, which was recorded in the financials as research and development and expensed.

Also, in November 2008, R & R Consulting Partners LLC, a company controlled by our Chairman and Chief Executive Officer, purchased 5,355,556 shares of common stock from Digital Angel, at which point in time Digital Angel ceased being a stockholder.

On September 4, 2009, the Company, VeriChip Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of the Company (the “Acquisition Subsidiary”), and Steel Vault Corporation, a Delaware corporation (“Steel Vault”), signed an Agreement and Plan of Reorganization (the “Merger Agreement”), dated September 4, 2009, as amended, pursuant to which the Acquisition Subsidiary was merged with and into Steel Vault on November 10, 2009, with Steel Vault surviving and becoming a wholly-owned subsidiary of the Company (the “Merger”). Upon the consummation of the Merger, all outstanding shares, options and warrants of Steel Vault’s common stock were converted into approximately 5.1 million shares of common stock, 3.3 million options, and 0.5 million warrants of the Company. At the closing of the Merger, the Company changed its name to PositiveID Corporation and changed its stock ticker symbol with Nasdaq to “PSID”. See Note 4 — Acquisitions, for more information.

The Company has historically developed, marketed and sold radio frequency identification, frequently referred to as RFID, systems used for the identification of people in the healthcare market. Beginning in the fourth quarter of 2009, with the acquisition of Steel Vault, the Company focused its strategy to provide unique health and security identification tools to protect consumers and businesses, operating in two key segments: HealthID and ID Security.  Beginning in early 2011 the Company has further focused its strategy on the growth of its HealthID segment, including the continued successful development of its GlucoChip, its Easy Check breath glucose measurement device, its iglucose wireless system, and potential strategic acquisition opportunities of businesses that are complimentary to its HealthID business.

In February 2010 the Company acquired the assets of Easy Check Medical Diagnostics, LLC, which included the Easy Check breath analysis system and the iglucose wireless communication system. The Company issued 300,000 shares of common stock in February 2010, with a fair value of $351,000 which were expensed as in process research and development as these products are currently under development.  The purchase agreement also included certain contingent stock payments and cash royalties based on future revenues.

The Company’s ID Security segment includes its Identity Security suite of products, sold through its NationalCreditReport.com brand and its Health Link personal health record. The Company’s NationalCreditReport.com business was acquired in conjunction with its merger with Steel Vault in November 2009. NationalCreditReport.com offers consumers a variety of identity security products and services primarily on a subscription basis. In the first quarter of 2010, the Company re-launched its Health Link personal health record (“PHR”) business. The Company focuses its marketing efforts on partnering with health care providers and exchanges, physician groups, Electronic Medical Record (“EMR”) system vendors, and insurers to use Health Link as a PHR provided to their patients.

POSITIVEID CORPORATION
Notes to Consolidated Financial Statements
(tabulated amounts in thousands of dollars, except per share amounts)

Beginning in early 2011, in conjunction with its focus on our HealthID businesses, including the development of the GlucoChip, the Easy Check breath glucose detection system, and iglucose wireless communication system, the Company has limited its activities in its ID Security segment.  In early 2011, the Company ceased acquiring new subscribers to its identity security and credit reporting businesses. It intends to continue to explore potential strategic transactions with third parties in the healthcare, identification, animal health, and other sectors.

Accounting Policies

Principles of Consolidation

The financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant inter-company transactions and balances have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make certain estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Although these estimates are based on the knowledge of current events and actions the Company may undertake in the future, they may ultimately differ from actual results. Included in these estimates are assumptions about allowances for excess inventory and obsolescence, lives of long- lived assets, lives of intangible assets, assumptions used in Black-Scholes valuation models, estimates of the fair value of acquired assets and assumed liabilities and the determination of whether any impairment is to be recognized on intangibles, among others.

Discontinued Operations

In connection with the Company’s sale of its NationalCreditReport.com business in July 2011, certain assets of the subsidiary have been classified as held for sale in the accompanying consolidated balance sheets, and its results of operations have been presented as discontinued operations in the accompanying consolidated statements of operations (see Note 2). Related amounts for all periods presented have been reclassified to reflect the presentation as discontinued operations. The Company currently operates in one business segment and generated no revenue from this segment in 2010.

Concentration of Credit Risk

The Company maintained its cash in one financial institution during the years ended December 31, 2010 and 2009. Balances were insured up to Federal Deposit Insurance Corporation (“FDIC”) limits of $250,000 per institution. Cash exceeded the federally insured limits.

The Company’s trade receivables are potentially subject to credit risk. The Company extends credit to its customers based upon an evaluation of the customers’ financial condition and credit history. The Company generally does not require collateral.

Equipment

Equipment is carried at cost less accumulated depreciation, computed using the straight-line method over the estimated useful lives. Leasehold improvements are depreciated over the shorter of the lease term or useful life, software is depreciated over 2 years, and equipment is depreciated over periods ranging from 3 to 5 years. Repairs and maintenance, which do not extend the useful life of the asset, are charged to expense as incurred. Gains and losses on sales and retirements are reflected in the consolidated statements of operations.

Intangible Assets

The Company continually evaluates whether events or circumstances have occurred that indicate the remaining estimated useful lives of its definite-lived intangible assets may warrant revision or that the remaining balance of such assets may not be recoverable. The Company uses an estimate of the related undiscounted cash flows attributable to such asset over the remaining life of the asset in measuring whether the asset is recoverable. There was no impairment recorded on definite-lived intangible assets and other long-lived assets during the years ended December 31, 2010 and 2009.

POSITIVEID CORPORATION
Notes to Consolidated Financial Statements
(tabulated amounts in thousands of dollars, except per share amounts)

The Company records goodwill as the excess of purchase price over the fair values assigned to the net assets acquired in business combinations. Goodwill is allocated to reporting units as of the acquisition date for the purpose of goodwill impairment testing. The Company’s reporting units are those businesses for which discrete financial information is available and upon which segment management makes operating decisions. Goodwill of a reporting unit is tested for impairment at least once a year, or between testing dates if an impairment condition or event is determined to have occurred.

In conjunction with the Company’s decision at the end of 2010 to cease acquiring new customers, it evaluated the Steel Vault business model and recoverability of its intangible assets by estimating the projected operating cash flows and estimated residual value of the NationalCreditReport.com business. As a result, the Company recorded a charge for the impairment of its goodwill of $1.6 million in the fourth quarter of 2010.  Effective December 31, 2010, the Company also stopped amortizing the remaining balance of its trademarks and domain names.

Revenue Recognition

The Company’s revenue recognition policy is as follows:

Product Sales

Revenue from product sales are recorded at gross amounts. As the Company is in the initial process of commercializing these systems, the level of returns cannot yet be reasonably estimated. Accordingly, the Company does not recognize revenues until the following criteria are met:

•

a purchase order has been received or a contract has been executed;

•

the product is shipped;

•

title has transferred;

•

the price is fixed or determinable;

•

there are no uncertainties regarding customer acceptance;

•

collection of the sales proceeds is reasonably assured; and

•

the period during which the distributor has a right to return the product has elapsed.

Data Subscription Services

The services for maintaining subscriber information on the Company’s Health Link and VeriMed databases are sold on a stand-alone contract basis, and treated according to the terms of the contractual arrangements then in effect. Revenue from the database service will be recognized over the term of the subscription period or the terms of the contractual arrangements then in effect.

With respect to the sales of products whose functionality is dependent on services (e.g., database records maintenance), the revenue recognition policy will follow the ultimate arrangements.

ID Security Services

Revenue is recognized when persuasive evidence of an arrangement exists, collectability of arrangement consideration is reasonably assured, the arrangement fees are fixed or determinable and delivery of the product or service has been completed. A significant portion of the Company’s revenue is derived from the Company’s processing of transactions related to the provision of information services to customers, in which case revenue is recognized, assuming all other revenue recognition criteria are met, when the services are provided. Another portion of the Company’s revenues relate substantially to monthly subscription fee-based credit monitoring contracts under which a customer pays a preset fee for a predetermined or unlimited number of transactions or services provided during the subscription period. Revenue related to subscription fee-based contracts having an unlimited volume is recognized ratably during the contract term.

If at the outset of an arrangement, the Company determines that collectability is not reasonably assured, revenue is deferred until the earlier of when collectability becomes probable or the receipt of payment. If there is uncertainty as to the customer’s acceptance of the Company’s deliverables, revenue is not recognized until the earlier of receipt of customer acceptance or expiration of the acceptance period. If at the outset of an arrangement, the Company determines that the arrangement fee is not fixed or determinable, revenue is deferred until the arrangement fee becomes estimable, assuming all other revenue recognition criteria have been met.

POSITIVEID CORPORATION
Notes to Consolidated Financial Statements
(tabulated amounts in thousands of dollars, except per share amounts)

In conjunction with the Company’s decision at the end of 2010 to cease acquiring new customers, it evaluated the Steel Vault business model and recoverability of its intangible assets by estimating the projected operating cash flows and estimated residual value of the NationalCreditReport.com business. As a result, the Company recorded a charge for the impairment of its goodwill of $1.6 million in the fourth quarter of 2010.  Effective December 31, 2010, the Company also stopped amortizing the remaining balance of its trademarks and domain names.

In October 2009, the Financial Accounting Standard Board (“FASB”) issued amended revenue recognition guidance for arrangements with multiple deliverables. The new guidance requires the use of management’s best estimate of selling price (BESP) for the deliverables in an arrangement when vendor specific objective evidence (VSOE), vendor objective evidence (VOE) or third party evidence (TPE) of the selling price is not available. In addition, excluding specific software revenue guidance, the residual method of allocating arrangement consideration is no longer permitted, and an entity is required to allocate arrangement consideration using the relative selling price method. In accordance with the guidance, the Company has elected to early adopt its provisions as of January 1, 2010 on a prospective basis for all new or materially modified arrangements entered into on or after that date. The adoption of this guidance did not have a material impact on the consolidated financial statements.

As discussed above, effective January 1, 2010 the Company adopted, on a prospective basis for all new or materially modified arrangements entered into on or after that date, the amended accounting guidance for multiple-deliverable revenue arrangements and the amended guidance related to the scope of existing software revenue recognition guidance. The amended guidance does not generally change the units of accounting for the Company’s revenue transactions. Most of the Company’s products and services qualify as separate units of accounting.

To the extent the Company sells products that may consist of multiple deliverables the revenue recognition is subject to specific guidance. A multiple-deliverable arrangement is separated into more than one unit of accounting if the following criteria are met:

•

The delivered item(s) has value to the client on a stand-alone basis; and

•

If the arrangement includes a general right of return relative to the delivered item(s), delivery or performance of the undelivered item(s) is considered probable and substantially in the Company’s control.

If these criteria are not met, the arrangement is accounted for as one unit of accounting which would result in revenue being recognized ratably over the contract term or being deferred until the earlier of when such criteria are met or when the last undelivered element is delivered. If these criteria are met for each element and there is a relative selling price for all units of accounting in an arrangement, the arrangement consideration is allocated to the separate units of accounting based on each unit’s relative selling price.

Deferred revenue consists of amounts billed in excess of revenue recognized on sales of information services, relating generally to subscription fees.

Share-Based Compensation

Share-based compensation expenses are reflected in the Company’s consolidated statement of operations under selling, general and administrative expenses and research and development expenses.

The Company’s computation of expected life is determined based on the simplified method as the Company does not have sufficient historical exercise data to provide a reasonable basis upon which to estimate the expected term due to the limited period of time its equity shares have been publicly traded. The interest rate is based on the U.S. Treasury Yield curve in effect at the time of grant. The Company’s computation of expected volatility is based on the historical volatility of comparable companies’ average historical volatility.

Income Taxes

The Company accounts for income taxes under the asset and liability approach for the financial accounting and reporting of income taxes. Deferred taxes are recorded based upon the tax impact of items affecting financial reporting and tax filings in different periods. A valuation allowance is provided against net deferred tax assets when the Company determines realization is not currently judged to be more likely than not. Income taxes are more fully discussed in Note 8 – Income Taxes.

POSITIVEID CORPORATION
Notes to Consolidated Financial Statements
(tabulated amounts in thousands of dollars, except per share amounts)

The Company follows the provisions of the Financial Accounting Standards Board Accounting Standards Codification (“ASC”) No. 740, Income Taxes (“ASC 740”). ASC 740 contains a two-step approach to recognizing and measuring uncertain tax positions. The first step is to evaluate the tax position for recognition purposes by determining if the weight of available evidence indicates it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. The second step is to measure the tax benefit as the largest amount which is more than 50% likely of being realized upon ultimate settlement. The Company considers many factors when evaluating and estimating its tax positions and tax benefits, which may require periodic adjustments and which may not accurately anticipate actual outcomes. The impact of ASC 740 on the Company’s financial position is discussed in Note 8 — Income Taxes. Accordingly, the Company reports a liability for unrecognized tax benefits resulting from the uncertain tax positions taken or expected to be taken on a tax return and recognizes interest and penalties, if any, related to uncertain tax positions as an as interest expense.

Research and Development

Research and development costs are expensed as incurred and consist of development work associated with the Company’s existing and potential products. The Company’s research and development expenses relate primarily to share based compensation to our project partner, payroll costs for engineering personnel and costs associated with various projects, including testing, developing prototypes and related expenses.

Loss Per Common Share and Common Share Equivalent

The Company presents “basic income (loss) per common share and, if applicable “diluted” income (loss) per share, pursuant to the provisions of ASC 260 “Earnings Per Share”. Basic income (loss) per common share is based on the weighted average number of common shares outstanding in each year and after preferred stock dividend requirements. The calculation of diluted income (loss) per common share assumes that any dilutive convertible preferred shares outstanding at the beginning of each year or the date issued were convertible at those dates, with preferred stock dividend requirements and outstanding common shares adjusted accordingly. It also assumes that outstanding common shares were increased by shares issuable upon exercise of those stock options and warrants for which average period market price exceeds exercise price, less shares that could have been purchased by the Company with related proceeds.

The following were outstanding as of December 31, 2010 and 2009, and were not included in the computation of dilutive loss per share because the net effect would have been anti-dilutive:

	Years Ended
	December 31,
	2010	2009
Convertible preferred stock and dividends	─	2,038
Stock options	3,216	4,215
Warrants	304	454
Unvested restricted common stock	6,623	4,192
	10,143	10,899

Impact of Recently Issued Accounting Standards

In January 2010, the Financial Accounting Standard Board (“FASB”) issued Accounting Standards Update (“ASU”) 2010-06, Improving Disclosures about Fair Value Measurements. The ASU requires disclosing the amounts of significant transfers in and out of Level 1 and 2 fair value measurements and to describe the reasons for the transfers. The disclosures are effective for reporting periods beginning after December 15, 2009. Additionally, disclosures of the gross purchases, sales, issuances and settlements activity in Level 3 fair value measurements will be required for fiscal years beginning after December 15, 2010.  We have evaluated the potential impact of this standard and expect it will have no significant impact on our financial position or results of operations.

POSITIVEID CORPORATION
Notes to Consolidated Financial Statements
(tabulated amounts in thousands of dollars, except per share amounts)

In January 2010, the FASB issued ASU 2010-01, Equity (Topic 505): Accounting for Distributions to Shareholders with Components of Stock and Cash (A Consensus of the FASB Emerging Issues Task Force). This amendment to Topic 505 clarifies that the stock portion of a distribution to shareholders that allows them to elect to receive cash or stock with a limit on the amount of cash that will be distributed is not a stock dividend for purposes of applying Topics 505 and 260. ASU 2010-01 is effective for interim and annual periods ending on or after December 15, 2009, and would be applied on a retrospective basis. The adoption of the provisions of ASU 2010-01 did not have a material effect on the financial position, results of operations or cash flows of the Company.

In April 2010, the FASB issued ASU No. 2010 - 17 – Revenue Recognition - Milestone Method (Topic 605): Milestone Method of Revenue Recognition. This standard provides guidance on defining a milestone and determining when it may be appropriate to apply the milestone method of revenue recognition for certain research and development transactions. Under this new standard, a company can recognize as revenue consideration that is contingent upon achievement of a milestone in the period in which it is achieved, only if the milestone meets all criteria to be considered substantive.  This standard will be effective for us on a prospective basis for periods beginning after January 1, 2011.  We have evaluated the potential impact of this standard and expect it will have no significant impact on our financial position or results of operations.

Financial Condition

As of December 31, 2010, we had working capital of approximately $0.2 million and an accumulated deficit of $69.6 million compared to a working capital of approximately $5.2 million and an accumulated deficit of approximately $53.7 million as of December 31, 2009. The Company has incurred operating losses since and prior to the merger that created PositiveID.  The current operating losses are the result of the Company’s funding of its development products and projects:  the GlucoChip, the iglucose wireless communications system, the Easy Check breath analysis device, and the rapid flu detection system.  Operating losses are also due to salary costs, consulting fees, legal, accounting and other general and administrative costs. The Company expects its operating losses to continue through December 31, 2011.

Until we are able to achieve operating profits, it is our intention to continue to try to access the capital markets to fund the development of our HealthID products.  Since December 31, 2010, we have raised $1.9 million under our Socius financing facility.  We also have $4.0 million of remaining capacity available under the amended Optimus agreement and have submitted a notice to Optimus to purchase $1.4 million of the Company’s Series C Preferred Stock; however, there is no assurance that the tranche for $1.4 million will close.  Additionally, we currently have an effective “shelf” registration statement on Form S-3 which registers up to $9.6 million of securities.  Under that registration we have $5.3 million of availability remaining.  Because the aggregate market value of our common equity held by non-affiliates is less than $75 million, we will be limited from time to time in our ability to use capacity under the shelf registration statement.

The Company believes that with its current working capital, its access to capital under its equity line agreement, and through either new capital raised under its shelf registration statement, and/or reducing and delaying certain research, development and related activities, that it will have sufficient funds available to meet its working capital requirements through December 31, 2011. There can be no assurances that it will be successful in negotiating additional sources of equity or credit for its long-term capital needs.  The Company’s inability to have continuous access to such financing at reasonable costs could materially and adversely impact its financial condition, results of operations and cash flows.

2. Discontinued Operations

Beginning at the end of 2010, in conjunction with the Company’s focus on its HealthID businesses, including the development of the GlucoChip, the Easy Check breath glucose detection system, and iglucose wireless communication system, the Company began to limit the activities of its ID Security segment, which included its wholly-owned NationalCreditReport.com subsidiary. In connection with the Company’s decision at the end of 2010 to cease acquiring new customers, it evaluated the Steel Vault business model and recoverability of its intangible assets by estimating the projected operating cash flows and estimated residual value of the NationalCreditReport.com business. As a result, the Company recorded a charge for the impairment of its goodwill of $1.6 million in the fourth quarter of 2010.  Effective December 31, 2010, the Company also adjusted the rate of amortization of its trademarks and domain names to reflect the estimated residual value over its estimated remaining economic life.

In early 2011, the Company ceased acquiring new subscribers for its NationalCreditReport.com business, and in the second quarter of 2011 the Company began actively marketing the business for sale. On July 22, 2011, the Company completed the sale of substantially all of the assets of NationalCreditReport.com for $750,000 in cash. The buyer retained $75,000 from the purchase price pending the final determination of indemnification obligations for a period of eighteen months from the closing date.

POSITIVEID CORPORATION
Notes to Consolidated Financial Statements
(tabulated amounts in thousands of dollars, except per share amounts)

The transferred assets of NationalCreditReport.com have been classified as held for sale in the accompanying consolidated balance sheets, and consist of the following (in thousands):

	December 31, 2010	December 31, 2009
Equipment, net	$70	$92
Intangible assets, net	385	-
Goodwill	850	4,200
Total	$1,305	$4,292

Historical revenue related to the NationalCreditReport.com business and included in the income (loss) from discontinued operations in the accompanying consolidated statements of operations totaled approximately $3,018,000 and $191,000 for the years ended December 31, 2010 and 2009, respectively.

3.   Equipment

	December 31,	December 31,
	2010	2009
Equipment	$310	$303
Hardware	142	113
Purchased software	128	136

	580	552
Less accumulated depreciation	(462)	(430)

	$118	$122

Depreciation expense charged against income amounted to $32,000 and $29,000 for the years ended December 31, 2010 and 2009, respectively.

4.   Acquisitions

Merger with Steel Vault

On September 4, 2009, the Company, the Acquisition Subsidiary, and Steel Vault signed the Merger Agreement, pursuant to which the Acquisition Subsidiary was merged with and into Steel Vault on November 10, 2009, with Steel Vault surviving and becoming a wholly-owned subsidiary of the Company. The Merger Agreement provided for the Company’s conversion of each outstanding share of Steel Vault’s common stock into 0.5 shares of common stock of the Company. At the time the Merger Agreement was signed, in September 2009, the value of the transaction was $3.5 million.  At the time the Merger was consummated, the stock price of the Company was $1.71 per share as compared to $0.65 during September 2009 when the Merger Agreement was executed. As a result, at the time the transaction closed, in November 2009, the recorded value of the transaction amounted to $13.7 million as compared to approximately $3.5 million at the time the Merger Agreement was signed in September 2009. The purchase price includes Steel Vault’s approximately 6,696,000 stock options and 908,000 warrants outstanding which were converted into 3,349,000 options and 454,000 warrants to acquire shares of the Company’s common stock at the effective exchange date rate, and which were measured at the fair value using the Black-Scholes model on the date the transaction closed.

POSITIVEID CORPORATION
Notes to Consolidated Financial Statements
(tabulated amounts in thousands of dollars, except per share amounts)

Based on an assessment underlying the preliminary purchase price allocation the Company performed as of December 31, 2009, the determination was made that the estimated fair value of Steel Vault was approximately $3.5 million as of December 31, 2009. Accordingly, the Company recognized a charge attributable to the reduced carrying amount of goodwill by approximately $10.2 million. The total purchase price of the business acquired was allocated based on a final valuation as follows:

Cash	$72
Equipment and other assets	142
Trademarks and domain names	500
Subscriber base	1,250
Goodwill	2,450
Current liabilities	(910)

Total	3,504
Charge attributable to adjustment of goodwill	10,170

Total price paid	$13,674

The primary reasons the purchase price of the acquisition exceeded the fair value of the net assets acquired, which resulted in the recognition of goodwill of $2.5 million at the time the agreement was executed, were to provide entry into the industry and growth opportunities from new or enhanced product offerings and the acquisition of the existing workforce that are not recognized as assets apart from goodwill. In addition, the Company identified intangible assets for trademarks and domain names of $500,000 with a life of 5 years, and a subscriber base of $1,250,000 with a life of 12 months. Amortization expense of $1.4 million was recorded for the year ended December 31, 2010 associated with the finite lived intangible assets.

In conjunction with the Company’s decision at the end of 2010 to cease acquiring new customers, it evaluated the Steel Vault business model and recoverability of its intangible assets by estimating the projected operating cash flows and estimated residual value of the NationalCreditReport.com business. As a result, the Company recorded a charge for the impairment of its goodwill of $1.6 million in the fourth quarter of 2010.  Effective December 31, 2010, the Company adjusted the rate of amortization of its trademarks and domain names to reflect the estimated residual value over its estimated remaining economic life.

Easy Check Asset Purchase

On February 11, 2010, the Company purchased the assets of Easy Check Medical Diagnostics, LLC, which was comprised of the intellectual property related to the Easy Check breath analysis system and the iglucose wireless communication system. The Company issued 300,000 shares of common stock in connection with the purchase with a fair value of $351,000 based on a stock price of $1.17. The entire purchase price was expensed as in-process research and development as the development of these projects had not yet reached technological feasibility and had no alternative future uses.  We did not purchase any tangible assets from Easy Check Medical Diagnostics, LLC.  In February 2011, the Company amended this agreement to issue an additional 200,000 shares of common stock.  Also adjusted were contingent payments of up to an additional 200,000 shares of common stock and future royalties of 10%, reduced from an original royalty of 25%.

Proforma

The results of Steel Vault have been included in the condensed consolidated statements of operations since the date of acquisition, which was November 10, 2009. Unaudited pro forma results of operations for the twelve months ended December 31, 2009 are included below. Such pro forma information assumes that the Steel Vault acquisition occurred as of January 1, 2009, and revenue is presented in accordance with the Company’s accounting policies. This summary is not necessarily indicative of what the Company’s results of operations would have been had the Company and Steel Vault been combined entities during such period, nor does it purport to represent results of operations for any future periods.

POSITIVEID CORPORATION
Notes to Consolidated Financial Statements
(tabulated amounts in thousands of dollars, except per share amounts)

Twelve Months Ended
(In thousands, except per share amounts)	December 31, 2009

Revenue	$1,581
Net income (loss) attributable to common shareholders	$(14,454)
Net income (loss) attributable to common shareholders per common share — basic and diluted	$(0.83)

5.   Financing Agreements

Optimus Financing

On September 29, 2009, the Company entered into a Convertible Preferred Stock Purchase Agreement (the “Purchase Agreement”) with Optimus Technology Capital Partners, LLC (“Optimus”) under which Optimus was committed to purchase up to $10 million shares of convertible Series A Preferred Stock of the Company (the “Preferred Stock”) in one or more tranches.

To facilitate the transactions contemplated by the Purchase Agreement, R & R Consulting Partners, LLC, a company controlled by Scott R. Silverman, the Company’s chairman and chief executive officer, loaned shares of common stock to Optimus equal to 135% of the aggregate purchase price for each tranche pursuant to Stock Loan Agreements between R & R Consulting Partners, LLC and Optimus. R & R Consulting Partners, LLC was paid $100 thousand fee in October 2009 plus will be paid 2% as interest for the fair value of the loaned shares for entering into the stock loan arrangement. The aggregate amount of shares loaned under any and all Stock Loan Agreements, together with all other shares sold by or on behalf of the Company pursuant to General Instruction I.B.6. to Form S-3, cannot exceed one-third of the aggregate market value of the voting and non-voting common equity held by non-affiliates of the Company in any 12 month period. R & R Consulting Partners, LLC may demand return of some or all of the borrowed shares (or an equal number of freely tradable shares of common stock) at any time on or after the six-month anniversary date such borrowed shares were loaned to Optimus, but no such demand may be made if there are any shares of Preferred Stock then outstanding. If a permitted return demand is made, Optimus is required to return the borrowed shares (or an equal number of freely tradable shares of common stock) within three trading days after such demand. Optimus may return the borrowed shares in whole or in part, at any time or from time to time, without penalty or premium. On September 29, 2009, October 8, 2009, and October 21, 2009, R & R Consulting Partners, LLC loaned Optimus 1.3 million, 800,000 and 600,000 shares, respectively, of Company common stock as is further discussed below.

Redemption of the Preferred Stock by the Company, to the extent such Preferred Stock shall not have been converted into shares of Common Stock, was mandatory in the event that the Company did not receive stockholder approval for the transactions described in the Purchase Agreement on or before March 31, 2010, which approval was obtained on November 10, 2009.

On September 29, 2009, the Company exercised the first tranche of this financing, to issue 296 shares of Series A Preferred Stock, for a tranche amount of approximately $3.0 million. In support of this tranche, R & R Consulting Partners, LLC loaned Optimus 1.3 million shares of common stock. This tranche closed on October 13, 2009, and the Company received proceeds of approximately $3.0 million, less the fees due on the entire financing commitment of $800 thousand. On November 5, 2009, the Company closed the second tranche of this financing, issuing 166 shares of Series A Preferred Stock, for a tranche amount of approximately $1.7 million. In support of this tranche, R & R Consulting Partners, LLC loaned Optimus approximately 1.4 million shares of common stock.

On May 12, 2010, R & R demanded the return of 2.7 million shares loaned to Optimus.  Also on May 12, 2010, the Company sent Optimus a notice of its election to convert all of the outstanding shares of Series A Preferred Stock into 2,729,452 shares of Company common stock.  Optimus returned these shares to R & R in repayment of the loan. The conversion of the Series A Preferred Stock was determined by a fixed conversion price that was determined at the time of the closings of the Preferred Stock which were approximately $3.07 and $1.60, respectively. The Company was required to issue make-whole shares to Optimus equal to 35% of the Series A Liquidation Value because the Preferred Stock was redeemed prior the first anniversary of the issuance date.  On October 13, 2010, the Company filed a Certificate of Elimination with the Secretary of State of the State of Delaware effecting the elimination of the Certificate of Designation of Preferences, Rights and Limitations of Series A Preferred Stock.  No shares of the Series A Preferred Stock remain outstanding.

POSITIVEID CORPORATION
Notes to Consolidated Financial Statements
(tabulated amounts in thousands of dollars, except per share amounts)

On March 14, 2011, the Company entered into an Amended and Restated Convertible Preferred Stock Purchase Agreement (the “Amended Purchase Agreement”) with Optimus.   The Amended Purchase Agreement amends and restates the Purchase Agreement, and, among other things, specifically (i) replaces the Series A Preferred Stock issuable under the Purchase Agreement with a Series C Preferred Stock with substantially similar terms, and (ii) reduces the maximum amount of preferred stock issuable to Optimus under the Purchase Agreement from $10,000,000 to $8,700,000, of which $4,700,000 worth was already issued (in 2009) under the Purchase Agreement as described above.

Under the terms of the Amended Purchase Agreement, from time to time and at the Company’s sole discretion, the Company can present Optimus with a notice to purchase shares of the Series C Preferred Stock (the “Notice”).   Optimus is obligated to purchase such Series C Preferred Stock on the twentieth trading day after any Notice date, subject to satisfaction of certain closing conditions, including (i) that the Company is listed for and trading on a trading market, such as the Nasdaq or the over the counter bulletin board, (ii) the representations and warranties of the Company set forth in the Amended Purchase Agreement are true and correct as if made on each tranche date, and (iii) that no such purchase would result in Optimus and its affiliates beneficially owning more than 9.99% of the Company’s common stock. In the event the closing bid price of the Company’s common stock during any one or more of the nineteen trading days following the delivery of a Notice falls below 75% of the closing bid price on the trading day prior to the Notice date and Optimus determines not to complete the tranche closing, then the Company may, at its option, proceed to issue some or all of the applicable shares, provided that the conversion price for the Preferred Stock that is issued shall reset at the lowest closing bid price for such nine trading day period.

On March 14, 2011, the Company delivered a Notice to Optimus to sell 140 shares of its Series C Preferred Stock for a tranche amount of approximately $1.4 million, which tranche is expected to close on or about April 12, 2011.   In support of this tranche, R & R loaned 2,729,452 shares, Mr. Silverman loaned 70,548 shares and Mr. Caragol loaned 700,000 shares of Company common stock to Optimus. The total fair value of shares loaned was approximately $1,900,000. There can be no assurance that this tranche will close.

Certificate of Designations

On March 14, 2011, pursuant to the Amended Purchase Agreement, the Company filed a Certificate of Designations of Preferences, Rights and Limitations of Series C Preferred Stock with the Secretary of State of the State of Delaware.  The Company is authorized to issue 400 shares of Series C Preferred Stock and the shares of Preferred Stock may not be converted if the shares of common stock issuable upon conversion of the Series C Preferred Stock plus any shares previously issued to Optimus or its affiliates would exceed 19.99% of the common stock outstanding as calculated and determined in accordance with Nasdaq Marketplace rules.

Ranking and Voting. The Preferred Stock ranks, with respect to rights upon liquidation, winding-up or dissolution, senior to the Company’s Common Stock and any other classes of stock or series of preferred stock of the Company, including the Series B Preferred Stock, and junior to existing and future indebtedness of the Company. Otherwise, holders of the Preferred Stock will not be entitled to receive dividends and will have no right to vote on any matters, questions or proceedings, including, without limitation, the election of directors.

Conversion. One or more shares of the Preferred Stock may be converted into shares of Common Stock of the Company, on or after the six month anniversary of the issuance date, at a conversion price equal to the closing bid price on the trading day immediately preceding the Notice date (the “Conversion Price”) by the Company or Optimus. If the Company or Optimus exercises this conversion option with respect to any Preferred Stock, the Company will issue to Optimus the number of shares of Common Stock equal to (x) $10,000 per share of Preferred Stock multiplied by (y) the number of shares of Preferred Stock subject to the Notice divided by (z) the Conversion Price with respect to such shares. If the Company exercises the conversion prior to the fourth anniversary of the issuance of such shares, then in addition to the conversion shares, the Company must pay to the holder additional shares with respect to such converted shares: (i) 35% of the conversion shares if converted after the six-month anniversary of the issuance date but prior to the first anniversary of the issuance date, (ii) 27% of the converted shares if converted on or after the first anniversary but prior to the second anniversary of the issuance date, (iii) 18% of the converted shares if converted on or after the second anniversary but prior to the third anniversary of the issuance date, and (iv) 9% of the converted shares if converted on or after the third anniversary but prior to the fourth anniversary of the issuance date.

POSITIVEID CORPORATION
Notes to Consolidated Financial Statements
(tabulated amounts in thousands of dollars, except per share amounts)

Dividends and Other Distributions. Commencing on the first anniversary of the date of issuance of any such shares of Preferred Stock, holders of Preferred Stock shall be entitled to receive dividends on each outstanding share of Preferred Stock, which shall accrue in shares of Preferred Stock at a rate equal to 10% per annum from the date of issuance. Accrued Dividends shall be payable annually on the anniversary of the Issuance Date. No dividend shall be payable with respect to shares of Series C Preferred Stock that are redeemed for cash or converted into shares of Common Stock prior to the first anniversary of the Issuance Date with respect to such shares.

Liquidation. Upon any liquidation, dissolution or winding up of the Company after payment or provision for payment of debts and other liabilities of the Company, before any distribution or payment is made to the holders of any other class or series of stock, the holders of Preferred Stock shall first be entitled to be paid out of the assets of the Company available for distribution to its stockholders an amount with respect to the Series C Liquidation Value, after which any remaining assets of the Company shall be distributed among the holders of the other class or series of stock in accordance with the Company’s Certificates of Designations and Certificate of Incorporation.

Redemption. The Company may redeem, for cash, any or all of the Preferred Stock at any time at the redemption price per share equal to $10,000 per share of Preferred Stock (the “Series C Liquidation Value”), plus any accrued but unpaid dividends with respect to such shares of Preferred Stock (the “Redemption Price”). If the Company exercises this redemption option with respect to any Preferred Stock prior to the fourth anniversary of the issuance of such Preferred Stock, then in addition to the Redemption Price, the Company must pay to Optimus a make-whole price per share equal to the following with respect to such redeemed Preferred Stock: (i) 35% of the Series C Liquidation Value if redeemed prior to the first anniversary of the issuance date, (ii) 27% of the Series C Liquidation Value if redeemed on or after the first anniversary but prior to the second anniversary of the issuance date, (iii) 18% of the Series C Liquidation Value if redeemed on or after the second anniversary but prior to the third anniversary of the issuance date, and (iv) 9% of the Series C Liquidation Value if redeemed on or after the third anniversary but prior to the fourth anniversary of the issuance date.

The Preferred Stock and Common Stock issuable upon conversion of the Series C Preferred Stock, if any, will not be or have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Socius Financing

On April 28, 2010, the Company entered into a Preferred Stock Purchase Agreement (the “Preferred Purchase Agreement”) with Socius Capital Group, LLC doing business as Socius Technology Capital Group, LLC (“Socius Technology”) under which Socius Technology was committed to purchase up to $4.2 million in shares of non-convertible Series B Preferred Stock of the Company (the “Preferred Stock”) in one or more tranches (each a “Preferred Tranche”), at $10,000 per share of Preferred Stock. Under the terms of the Preferred Purchase Agreement, from time to time and at the Company’s sole discretion, the Company could present Socius Technology with a notice to purchase such Preferred Stock (the “Preferred Notice”). Socius Technology was obligated to purchase such Preferred Stock on the third trading day after the Preferred Notice date, subject to satisfaction of certain closing conditions, including (i) that the Company’s common stock is listed for and trading on a trading market, (ii) the representations and warranties of the Company set forth in the Preferred Purchase Agreement are true and correct as if made on each Preferred Tranche date, and (iii) Socius Technology shall have received a commitment fee of $105,000 payable on the first tranche closing date (collectively, the “Closing Conditions”).

Commencing on the date of issuance of any such shares of Preferred Stock, holders of Preferred Stock were entitled to receive dividends on each outstanding share of Preferred Stock, which accrues in shares of Preferred Stock at a rate equal to 10% per annum from the date of issuance. Accrued dividends were be payable upon redemption of the Preferred Stock. As of December 31, 2010, the Company had accrued dividends of $152,000.

Stock Purchase Agreement

On April 28, 2010, the Company entered into a Stock Purchase Agreement (the “Agreement”) with Socius CG II, Ltd., a Bermuda exempted company (“Socius”) under which Socius was committed to purchase in connection with any Preferred Tranche, up to that number of shares of common stock equal in dollar amount to 100% of the applicable Preferred Tranche amount (the “Common Tranche”), at a per share price equal to the average of the individual daily volume weighted average price calculated over the ten trading days preceding the applicable tranche notice of the common stock on the date the Company provides notice of such tranche (the “Investment Price”). Under the Agreement, the Company also agreed to issue in connection with any Common Tranche, two-year warrants to purchase shares of common stock equal in dollar amount to 35% of the applicable Common Tranche, at an exercise price per share equal to the Investment Price.

POSITIVEID CORPORATION
Notes to Consolidated Financial Statements
(tabulated amounts in thousands of dollars, except per share amounts)

Socius could pay the Investment Price for the common stock, at Socius’ option, in cash or a secured promissory note. Socius could pay the warrant exercise price, at Socius’ option, in cash, a secured promissory note, or, if applicable, by cashless exercise. The promissory note bears interest at 2.0% per year calculated on a simple interest basis. The entire principal balance and interest thereon was due and payable on the fourth anniversary of the date of the promissory note, but no payments were due so long as the Company was in default under the Preferred Purchase Agreement or the warrants or if there were any shares of Preferred Stock issued or outstanding. The promissory note was secured by the borrower’s right, title and interest in all outstanding shares of the Company’s common stock and other securities with a fair market value equal to the principal amount of the promissory note. The Company’s right to deliver a tranche notice to Socius pursuant to the Agreement was subject to the Closing Conditions and also that no purchase would result in Socius and its affiliates beneficially owning more than 9.99% of the common stock. Unless the Company obtained stockholder approval or Socius obtained an opinion of counsel that stockholder approval was not required, Socius could not exercise a warrant if, as a result of such exercise, the aggregate number of shares of common stock issued upon exercise of all warrants it held plus the aggregate number of shares of common stock issued under the Agreement would exceed 19.99% of the Company’s common stock outstanding.

Certificate of Designations

On April 28, 2010, the Company filed a Certificate of Designations of Preferences, Rights and Limitations of Series B Preferred Stock (the “Certificate of Designations”) with the Secretary of State of the State of Delaware. A summary of the Certificate of Designations is set forth below:

Ranking and Voting. The Preferred Stock ranks, with respect to rights upon liquidation, winding-up or dissolution, (i) senior to the Company’s Common Stock, and any other classes of stock or series of preferred stock of the Company except as set forth in clause (ii), and (ii) junior to the Company’s Series A Preferred Stock and all existing and future indebtedness of the Company. Holders of the Preferred Stock will not have rights to vote on any matters, questions or proceedings, including, without limitation, the election of directors.

Conversion. The Preferred Stock is not convertible into Common Stock.

Dividends and Other Distributions. Commencing on the date of issuance of any such shares of Preferred Stock, holders of Preferred Stock shall be entitled to receive dividends on each outstanding share of Preferred Stock, which shall accrue in shares of Preferred Stock at a rate equal to 10% per annum from the date of issuance. Accrued dividends shall be payable upon redemption of the Preferred Stock. However, so long as any shares of Series A Preferred Stock are outstanding, no dividends or other distributions may be paid, declared or set apart with respect to the Preferred Stock.

Liquidation. Upon any liquidation, dissolution or winding up of the Company after payment or provision for payment of debts and other liabilities of the Company and any liquidation preferences to the senior securities, before any distribution or payment is made to the holders of any junior securities, the holders of Preferred Stock shall first be entitled to be paid out of the assets of the Company available for distribution to its stockholders an amount with respect to the Series B Liquidation Value, as defined below, after which any remaining assets of the Company shall be distributed among the holders of the other class or series of stock in accordance with the Company’s Certificates of Designations and Certificate of Incorporation.

Redemption. The Company may redeem, for cash or by an offset against any outstanding note payable from Socius to the Company that was issued by Socius, any or all of the Preferred Stock at any time at the redemption price per share equal to $10,000 per share of Preferred Stock (the “Series B Liquidation Value”), plus any accrued but unpaid dividends with respect to such shares of Preferred Stock (the “Redemption Price”). If the Company exercises this redemption option with respect to any Preferred Stock prior to the fourth anniversary of the issuance of such Preferred Stock, then in addition to the Redemption Price, the Company must pay to Socius a make-whole price per share equal to the following with respect to such redeemed Preferred Stock: (i) 35% of the Series B Liquidation Value if redeemed prior to the first anniversary of the issuance date, (ii) 27% of the Series B Liquidation Value if redeemed on or after the first anniversary but prior to the second anniversary of the issuance date, (iii) 18% of the Series B Liquidation Value if redeemed on or after the second anniversary but prior to the third anniversary of the issuance date, and (iv) 9% of the Series B Liquidation Value if redeemed on or after the third anniversary but prior to the fourth anniversary of the issuance date.

The Preferred Stock was not registered under the Securities Act of 1933 and could not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

POSITIVEID CORPORATION
Notes to Consolidated Financial Statements
(tabulated amounts in thousands of dollars, except per share amounts)

Tranche Draw Down

On April 29, 2010, the Company presented Socius Technology with a Preferred Notice to purchase $2.3 million of Preferred Stock in a Preferred Tranche. Upon the closing of the Preferred Tranche, which occurred on May 4, 2010, the Company issued 230 shares of Preferred Stock. In connection with the Preferred Notice, the Company also presented Socius with a notice to purchase $2.3 million of common stock and warrants to purchase 600,746 shares of common stock. The Company issued 1,716,417 shares of common stock at an Investment Price per share of $1.34, paid in the form a secured promissory note, and a warrant to purchase 600,746 shares of common stock to Socius, at an exercise price equal to the Investment Price of $1.34, which warrant Socius exercised on April 29, 2010 and paid in the form of a secured promissory note.  There was no beneficial conversion feature as the fair value of the secured promissory notes approximated the fair value of the common stock and warrants issued on the date of issuance.  The promissory note is secured by the shares of Preferred Stock issued to Socius.

On January 13, 2011, we presented Socius Technology with a Preferred Notice to purchase $1.68 million of Preferred Stock in a Preferred Tranche.  Upon the closing of the Preferred Tranche, we issued 168 shares of Preferred Stock. In connection with the Preferred Notice we also presented Socius  with a notice to purchase $1.68 million in shares of our common stock at an Investment Price of $0.69 per share, for a total of 2,434,783 shares of our common stock pursuant to the Agreement.  On the same date, we issued Socius a two-year warrant to purchase 852,174 shares of our common stock, which is equal in dollar amount to 35% of the applicable tranche amount, at an exercise price per share equal to the Investment Price.  Socius may pay the warrant exercise price, at Socius' option, in cash, a secured promissory note, or, if applicable, by cashless exercise.  Socius elected to pay the warrant exercise price by a secured promissory note.  The promissory note is secured by the shares of Preferred Stock issued to Socius.

On January 28, 2011, we presented Socius Technology with a Preferred Notice to purchase $0.2 million of Preferred Stock in a Preferred Tranche.  Upon the closing of the Preferred Tranche, we issued 22 shares of Preferred Stock. In connection with the Preferred Notice, we also presented Socius with a notice to purchase $0.2 million in shares of our common stock at an Investment Price of $0.77 per share, for a total of 285,714 shares of our common stock pursuant to the Agreement.  On the same date, we issued Socius a two-year warrant to purchase 100,000 shares of our common stock, which is equal in dollar amount to 35% of the applicable tranche amount, at an exercise price per share equal to the Investment Price.  Socius may pay the warrant exercise price, at Socius' option, in cash, a secured promissory note, or, if applicable, by cashless exercise.  Socius elected to pay the warrant exercise price by a secured promissory note. The promissory note is secured by the shares of Preferred Stock issued to Socius.

6.   Stockholders’ Equity

Stock Option Plans

In April 2002, the Company’s Board of Directors approved the VeriChip Corporation 2002 Flexible Stock Plan (the “VeriChip 2002 Plan”). Under the VeriChip 2002 Plan, the number of shares for which options, SARs or performance shares may be granted is approximately 2.0 million. As of December 31, 2010, approximately 2.0 million options and restricted shares, net of forfeitures, have been granted to directors, officers and employees under the VeriChip 2002 Plan, and 0.3 million of the options or shares granted were outstanding as of December 31, 2010. All the outstanding options are fully vested and do not expire until seven to nine years from the vesting date. As of December 31, 2010, no SARs have been granted and 441 shares may still be granted under the VeriChip 2002 Plan.

On April 27, 2005, the Company’s Board of Directors approved the VeriChip Corporation 2005 Flexible Stock Plan (the “VeriChip 2005 Plan”). Under the VeriChip 2005 Plan, the number of shares for which options, SARs or performance shares may be granted is approximately 0.3 million. As of December 31, 2010, approximately 0.3 million options and shares have been granted under the VeriChip 2005 Plan. All of the options are fully vested and do not expire until nine years from the vesting date. As of December 31, 2010, no SARs have been granted and 832 shares may still be granted under the VeriChip 2005 Plan.

On June 17, 2007, the Company adopted the VeriChip 2007 Stock Incentive Plan, which was amended and restated on December 16, 2008 (the “VeriChip 2007 Plan”). Under the VeriChip 2007 Plan, the number of shares for which options, restricted shares, SARs or performance shares may be granted is 3.0 million. As of December 31, 2010, approximately 3.0 million options and shares have been granted under the VeriChip 2007 Plan. As of December 31, 2010, no SARs have been granted and 2,962 shares may be granted under the VeriChip 2007 Plan.

POSITIVEID CORPORATION
Notes to Consolidated Financial Statements
(tabulated amounts in thousands of dollars, except per share amounts)

On November 10, 2009, the Company adopted the VeriChip 2009 Stock Incentive Plan (the “VeriChip 2009 Plan”). Under the VeriChip 2009 Plan, the number of shares for which options, SARs or performance shares may be granted is 8.0 million. As of December 31, 2010, approximately 6.4 million options and shares have been granted under the VeriChip 2009 Plan. As of December 31, 2010, no SARs have been granted and 1.6 million shares may be granted under the VeriChip 2009 Plan.

In addition, as of December 31, 2010, 0.3 million options to purchase the Company’s common stock have been granted outside of the Company’s plans, which remain outstanding as of December 31, 2010. These options were granted at exercise prices ranging from $0.23 to $8.55 per share, are fully vested and are exercisable for a period from seven to nine years.

At the effective time of the Merger, the Company assumed all of Steel Vault’s obligations under the SysComm International Corporation 2001 Flexible Stock Plan, as amended and restated, and each option outstanding thereunder, provided that the obligation to issue shares of the Company’s stock, as adjusted to reflect the exchange ratio set forth in the Merger Agreement, was substituted for the obligation to issue shares of Steel Vault common stock.

On November 10, 2009, pursuant to the Steel Vault Merger, approximately 6.7 million outstanding Steel Vault options were converted into 3.3 million Company options. These options were granted at exercise prices ranging from $0.36 to $2.00 per share, are fully vested and are exercisable for a period up to ten years from the vesting date.

A summary of stock options for 2010 and 2009 is as follows:

	2010		2009
		Weighted-		Weighted-
	Number	Average	Number	Average
	of	Exercise	of	Exercise
	Options	Price	Options	Price
Outstanding on January 1	4,215	$1.73	1,225	$4.52
Granted(1)	85	1.08	3,349	0.58
Exercised	(719)	0.50	(138)	0.44
Cancelled and forfeited	(365)	1.37	(221)	0.56
Outstanding on December 31(2)	3,216	2.03	4,215	1.73
Exercisable on December 31	3,103	$2.07	4,102	1.77

Shares available on December 31 for options that may be granted	1,614		3,312

(1)  Options granted in 2009 represent grants to former option holders of Steel Vault pursuant to the Merger in 2009. The total compensation expense associated with the options granted in 2010 and 2009 was $22,000 and nil, respectively. As of December 31, 2010 and 2009, the remaining amount of the compensation expense to be recorded over the remaining vesting period of the options was approximately $49,000 and nil, respectively.

(2)  The intrinsic value of a stock option is the amount by which the fair value of the underlying stock exceeds the exercise price of the option. The fair value of the Company’s common stock was estimated to be $0.62 and $1.10 at December 31, 2010 and 2009, respectively, based upon its closing price on the NASDAQ. As of December 31, 2010 and 2009, the intrinsic value for all options outstanding was approximately $0.4 million and $1.9 million, respectively.

POSITIVEID CORPORATION
Notes to Consolidated Financial Statements
(tabulated amounts in thousands of dollars, except per share amounts)

The following table summarizes information about stock options at December 31, 2010 (in thousands, except weighted-average amounts):

	Outstanding Stock Options			Exercisable Stock Options
		Weighted-
		Average	Weighted-		Weighted-
		Remaining	Average		Average
Range of		Contractual	Exercise		Exercise
Exercise Prices	Shares	Life	Price	Shares	Price
$0.00 to $0.36	829	8.19	$0.36	829	$0.36
$0.37 to $0.62	1,106	5.35	0.47	1,052	0.45
$0.68 to $1.99	503	3.07	0.87	444	0.70
$2.00 to $5.75	349	5.86	5.59	349	5.59
Above $5.75	429	3.34	7.78	429	7.78

	3,216	5.51	$2.03	3,103	$2.05

Vested options	3,103	5.37	$2.05

The weighted average per share fair value of grants made in 2010 and 2009 for the Company’s incentive plans were $1.10 and $1.19, respectively.

A summary of restricted stock outstanding as of December 31, 2010 and 2009 and changes during the years then ended is presented below:

	2010	2009
Unvested at January 1	4,191	100
Issued	5,142	4,445
Vested	(2,710)	(354)
Forfeited or Expired	—	—

Unvested at December 31	6,623	4,191

There are inherent uncertainties in making estimates about forecasts of future operating results and identifying comparable companies and transactions that may be indicative of the fair value of the Company’s securities. The Company believes that the estimates of the fair value of its common stock at each option grant date were reasonable under the circumstances.

The Black-Scholes model, which the Company used to determine compensation expense, required the Company to make several key judgments including:

•

the estimated value of the Company’s common stock;

•

the expected life of issued stock options;

•

the expected volatility of the Company’s stock price;

•

the expected dividend yield to be realized over the life of the stock option; and

•

the risk-free interest rate over the expected life of the stock options.

The Company prepared these estimates based upon its historical experience, the stock price volatility of comparable publicly-traded companies and its best estimation of future conditions.

POSITIVEID CORPORATION
Notes to Consolidated Financial Statements
(tabulated amounts in thousands of dollars, except per share amounts)

The fair values of the options granted were estimated on the grant date using the Black-Scholes valuation model based on the following weighted-average assumptions:

	2010	2009
Expected dividend yield	—	—
Expected stock price volatility	100%	100%
Risk-free interest rate	2.53%	0.36%
Expected term (in years)	6.0	1.0

Warrants

On November 10, 2009, pursuant to the Steel Vault merger, all outstanding Steel Vault warrants were converted into approximately 0.3 million Company warrants. These warrants were granted at exercise prices ranging from $0.60 to $0.88 per share, are fully vested and are exercisable for a period of five years from the vest date. The warrants expire in 2014.

Share-Based Compensation

Share-based compensation expense is recognized using the fair-value based method for all awards granted. Compensation expense for awards granted is recognized over the requisite service period based on the grant-date fair value of those options.

Forfeitures are estimated at the time of grant and require the estimates to be revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates.

During 2010 and 2009, compensation expense of $22,000 and nil, respectively, was recorded from 60,000 and nil options granted to employees in 2010 and 2009, respectively.

In February 2009, the Company granted approximately 518,000 shares of its restricted common stock to Mr. Caragol, its chief financial officer, in lieu of salary. The shares vested according to the following schedule: (i) 20% vested on the grant date, and (ii) 80% vested on January 1, 2010. Compensation expense of approximately nil and $213,000 was recorded for the years ended December 31, 2010 and 2009, respectively, for these shares.

In February 2009, the Company granted approximately 602,000 shares of its restricted common stock to Mr. Silverman, its then executive chairman, in lieu of salary, which vested on January 1, 2010. Compensation expense of approximately $1,000 and $300,000 was recorded for the years ended December 31, 2010 and 2009, respectively, for these shares.

In February 2009 and August 2009, the Company issued 450,000 shares of its restricted common stock to members of the Board of Directors, which vested on January 1, 2010. The Company determined the value of the stock to be approximately $173,000 based on the value of its common stock on the date of grant. The value of the outstanding restricted stock was amortized as compensation expense over the vesting period. The Company recorded compensation expense of approximately $1,000 and $172,000 for the years ended December 31, 2010 and 2009, respectively, associated with this restricted stock.

In January and December 2008, the Company issued options exercisable for an aggregate of approximately 195,000 shares of common stock: 155,000 to employees and 40,000 to a consultant.  Most options vest over a one or two year life.

The Company determined the fair value of the 155,000 employee options to be $37,000 on the date of grant based on an estimate of the fair value using the Black-Scholes valuation model as described above. The fair value of the grant is being recognized as compensation expense over the vesting period. Accordingly, the compensation expense recorded in connection with these options was approximately $6,000 was recorded for the years ended December 31, 2010 and 2009.

The Company recorded compensation expense associated with the 40,000 options to the consultant using the variable accounting method which requires the Company to re-measure the compensation expense associated with these options at the end of each reporting period until the options are vested. Accordingly, the compensation expense recorded in connection with these options was approximately $3,000 and $11,000 was recorded for the years ended December 31, 2010 and 2009, respectively.

POSITIVEID CORPORATION
Notes to Consolidated Financial Statements
(tabulated amounts in thousands of dollars, except per share amounts)

In September and October 2009, the Company granted an aggregate of approximately 350,000 shares of its restricted common stock to a research and development partner. Such restricted shares vested over the periods of performance in the first quarter of 2010. The Company recorded research and development expense associated with the restricted stock using the variable accounting method that requires the Company to re-measure the compensation expense associated with the restricted stock at the end of each reporting period until the restricted stock is vested.  Research and development expense recorded in connection with the restricted stock for the years ended December 31, 2010 and 2009 was approximately 162,000 and $241,000, respectively.

In November and December 2009, the Company granted approximately 475,000 shares of restricted common stock: 50,000 to an employee and 425,000 to consultants.  These shares vested between January 1, 2010 and 2011.

The Company determined the fair value of the 50,000 shares issued to the employee to be approximately $83,000 based on the closing price of the Company’s common stock on the date of grant. The fair value of the grant will be recognized as compensation expense over the vesting period. Accordingly, the Company recognized approximately $56,000 and $8,000 in compensation expense for the years ended December 31, 2010 and 2009, respectively, in connection with this grant.

The Company recorded compensation expense associated with the 425,000 shares of restricted stock issued to consultants using the variable accounting method that requires the Company to re-measure the compensation expense associated with these shares at the end of each reporting period until the shares are vested. Compensation expense recorded in connection with the shares for the years ended December 31, 2010 and 2009 was approximately $97,000 and $300,000, respectively.

In November 2009, the Company granted 2.0 million shares of its restricted common stock to its executive officers which vest on a pro-rata basis through 2012. The Company determined the value of the stock to be $3.3 million based on the value of its common stock on the dates of grant. The value of the outstanding restricted stock is being recognized as compensation expense over the vesting period. The Company recorded compensation expense of approximately $2.2 million and $0.3 million the years ended December 31, 2010 and 2009, respectively, associated with this restricted stock.

In January 2010, the Company granted 50,000 shares of its common stock to a consultant from the VeriChip 2002 Plan. The Company determined the value of the stock to be approximately $56,000 based on the value of its common stock on the dates of grant. The Company recorded compensation expense of approximately $56,000 for the year ended December 31, 2010, associated with this stock.

In January 2010, the Company granted 100,000 shares of its common stock to an employee from the VeriChip 2007 Plan, 50% of which vested immediately and the other 50% of which vested on July 1, 2010. The Company determined the value of the stock to be approximately $109,000 based on the value of its common stock on the dates of grant. The Company recorded compensation expense of approximately $109,000 for the year ended December 31, 2010, associated with this restricted stock.

In January 2010, the Company granted 385,000 shares of its common stock to members of its Board of Directors of which 370,000 shares were restricted, vesting on January 1, 2011. The Company determined the value of the stock to be approximately $420,000 based on the value of its common stock on the dates of grant. The value of the outstanding restricted stock was amortized as compensation expense over the vesting period. The Company recorded compensation expense of approximately $418,000 for the year ended December 31, 2010, associated with this stock.

In February and April 2010, the Company granted an aggregate of approximately 290,000 shares of its restricted common stock to a research and development partner, Receptors. Such restricted shares vested over the periods of performance between February and September 2010. The Company recorded research and development expense associated with the restricted stock using the variable accounting method that requires the Company to re-measure the compensation expense associated with the restricted stock at the end of each reporting period until the restricted stock is vested. The Company recorded compensation expense of approximately $310,000 for the year ended December 31, 2010, associated with this restricted stock.

In April 2010, the Company issued options exercisable for approximately 60,000 shares of common stock to employees, vesting between 2011 and 2012. The Company determined the fair value of the options to be $66,000 on the date of grant based on an estimate of the fair value using the Black-Scholes valuation model as described above. The fair value of the grant is being recognized as compensation expense over the vesting period. Accordingly, the compensation expense recorded in connection with these options was approximately $22,000 for the year ended December 31, 2010.

In April 2010, the Company granted 16,000 shares of its common stock to a consultant who will provide government affairs services from the Company’s authorized/unissued reserve. The Company determined the value of the stock to be approximately $23,000 based on the value of its common stock on the dates of grant. Compensation expense recorded in connection with the restricted stock for the years ended December 31, 2010 was $23,000.

POSITIVEID CORPORATION
Notes to Consolidated Financial Statements
(tabulated amounts in thousands of dollars, except per share amounts)

In April and May 2010, the Company granted an aggregate of approximately 1.4 million shares of its common stock to its employees, including the Company’s chairman and chief executive officer and its president and chief financial officer.  These executives agreed to receive stock based compensation in lieu of cash for salary and a portion of their incentive compensation for the remainder of 2010. The Company determined the value of the stock to be approximately $1.9 million based on the value of its common stock on the dates of grant. The value of the outstanding restricted stock was amortized as compensation expense over the vesting period, between January 1, 2011 and 2012. Compensation expense recorded in connection with the restricted stock for the year ended December 31, 2010 was $1.3 million.

In June 2010, the Company extended previously fully vested options set to expire on June 28, 2010 for one year for 175,000 shares for its chief executive officer. The Company recorded compensation expense of $23,000 for the year ended December 31, 2010, related to the extension.

In July 2010, the Company granted 50,000 shares of its common stock to an employee, 50% of which will vest in July 2011 and the other 50% of which will vest in July 2012. The Company determined the value of the stock to be approximately $51,000 based on the value of its common stock on the dates of grant. The Company recorded compensation expense of approximately $18,000 for the year ended December 31, 2010 associated with this restricted stock.

In July and September 2010, the Company granted 85,500 shares from the VeriChip 2009 Plan and 37,500 shares from the Company’s authorized/unissued reserve to several consultants. The Company determined the value of the stock based on the value of its common stock on the dates of grant. The Company recorded compensation expense of approximately $108,000 for the year ended December 31, 2010 associated with this stock.

In November 2010, the Company granted approximately 1.8 million shares of its common stock to its chairman and chief executive officer and its president and chief financial officer, vesting 50% on January 1, 2012 and 2013.   The Company determined the value of the stock to be approximately $1.1 million based on the value of its common stock on the dates of grant. The value of the outstanding restricted stock was amortized as compensation expense over the vesting period. Compensation expense recorded in connection with the restricted stock for the year ended December 31, 2010 was approximately $0.1 million.

In December 2010, the Company granted approximately 125,000 shares of its restricted common stock to Receptors, a research and development company. Such shares were fully vested at the time of grant. The Company recorded research and development expense associated with the restricted stock using the variable accounting method that requires the Company to re-measure the compensation expense associated with the restricted stock at the end of each reporting period until the restricted stock is vested. Compensation expense recorded in connection with the restricted stock for the year ended December 31, 2010 was approximately $69,000.

In December 2010, the Company granted approximately 0.9 million shares of its common stock to its employees and directors.  The Company determined the value of the stock to be approximately $0.5 million based on the value of its common stock on the dates of grant. The value of the outstanding restricted stock was amortized as compensation expense over the vesting period through January 1, 2012. Compensation expense recorded in connection with the restricted stock for the year ended December 31, 2010 was $48,000.

NASDAQ Listing

On September 13, 2010, the Company received a letter from the Nasdaq indicating that the Company is not in compliance with the Nasdaq’s requirements for continued listing because, for the 30 consecutive business days prior to September 13, 2010, the bid price of its common stock closed below the minimum $1.00 per share price requirement for continued listing under Nasdaq Listing Rule 5550(a)(2) (the “Rule”).  The Company had 180 calendar days (or until March 14, 2011) to regain compliance with the bid price requirement.

On March 15, 2011, the Company received a letter from the Nasdaq staff  notifying the Company of a staff determination that the Company has not regained compliance with the $1.00 per share minimum bid price requirement set forth in the Rule and that based on the Company’s financial statement information as of September 30, 2010 (i.e., the date of the Company’s most recent periodic report filed with the SEC), it was not eligible, in accordance with Listing Rule 5810(c)(3)(A)(ii), for a second 180-calendar day cure period with respect to the bid price deficiency.  To be eligible for the additional 180-calendar day cure period, the Company would have had to meet the applicable standards for initial listing on The Nasdaq Capital Market (except the bid price requirement) based on its most recent public filings.  The March 15, 2011 letter notes that the Company’s stockholders’ equity as of September 30, 2010 of $4,697,000 does not meet the $5 million initial listing requirement for The Nasdaq Capital Market.

POSITIVEID CORPORATION
Notes to Consolidated Financial Statements
(tabulated amounts in thousands of dollars, except per share amounts)

Nasdaq has advised the Company that it may appeal the Nasdaq staff's determination to a Nasdaq Hearings Panel (the "Panel") in accordance with the procedures set forth in the Nasdaq Listing Rule 5800 Series. The filing of the appeal will automatically stay any delisting procedures until after a hearing and the determination of the Panel. The Company requested a hearing on March 21, 2011, in accordance with applicable Listing Rules, and the hearing is currently scheduled for April 28, 2011. At the hearing, the Company will present a plan to regain compliance with the bid price requirement to the Panel and request that the Panel grant the Company an exception to Nasdaq’s continued listing standards for a sufficient period to implement that plan. Under Listing Rule 5815(c)(1), the Panel has the discretion to grant such an exception for a period not to exceed 180 days from the date of the staff determination letter – that is, on or about September 15, 2011. There can be no assurance that the Panel will accept the Company’s compliance plan or grant the Company’s request for continued listing.

If the Company’s common stock is delisted from the Nasdaq Stock Market, trading of its common stock most likely will be conducted in the over-the-counter market on an electronic bulletin board established for unlisted securities, such as the OTC Bulletin Board. Delisting would adversely affect the market liquidity of its common stock and harm the Company’s business and may hinder or delay its ability to consummate potential strategic transactions or investments. Such delisting could also adversely affect the Company’s ability to obtain financing for the continuation of its operations and could result in the loss of confidence by investors, suppliers and employees.

7.   Selling, general and administrative expense

	Years Ended
	December 31,
	2010	2009
Salaries and benefits (1)	$5,843	$2,058
Legal and accounting	1,413	1,536
On-line customer acquisition fees – Identity Security	2,381	—
Sales and marketing	1,840	1,148
Insurance	434	192
Travel and entertainment	261	140
Depreciation and amortization	1,396	29
Other	764	650

	$14,332	$5,753

(1)  Included in salaries and benefits is $4.5 million and $1.4 million of share-based compensation expense for the years 2010 and 2009, respectively, associated with stock compensation (includes stock options and restricted stock). See Note 6 to the Consolidated Financial Statements.

8.   Income Taxes

The Company accounts for income taxes under the asset and liability approach. Deferred taxes are recorded based upon the tax impact of items affecting financial reporting and tax filings in different periods. A valuation allowance is provided against net deferred tax assets where the Company determines realization is not currently judged to be more likely than not.

The tax effects of temporary differences and carryforwards that give rise to significant portions of deferred tax assets and liabilities consist of the following:

	December 31,
	2010	2009
Deferred tax assets (liabilities):
Accrued expenses and reserves	$343	$290
Stock-based compensation	5,942	4,349
Intangibles	132	—
Property and equipment	(8)	(11)
Net operating loss carryforwards	22,397	17,933
Gross deferred tax assets	28,807	22,561
Valuation allowance	(28,807)	(22,561)
Net deferred taxes	$—	$—

POSITIVEID CORPORATION
Notes to Consolidated Financial Statements
(tabulated amounts in thousands of dollars, except per share amounts)

The valuation allowance for U.S. deferred tax assets increased by approximately $6.2 million and $7.0 million in 2010 and 2009, respectively, due mainly to the generation of U.S. net operating losses and the acquisition of Steel Vault net operating losses. The valuation allowance at December 31, 2010 and 2009, has primarily been provided for net U.S. federal and state deferred tax assets.

The difference between the effective rate reflected in the provision for income taxes on loss before taxes and the amounts determined by applying the applicable statutory U.S. tax rate are analyzed below:

	2010	2009
	%	%
Statutory tax benefit	(34)	(34)
State income taxes, net of federal effects	(6)	(6)
Permanent tax basis difference in stock of subsidiary	—	(12)
Impairment of goodwill	6	28
Net operating losses of acquired subsidiary	—	(34)
Stock based compensation on exercise and vesting	(4)	—
Other	(1)	—
Change in deferred tax asset valuation allowance	39	58
Provision for income taxes	—	—

On December 31, 2010, the Company had U.S. federal net operating loss carry forwards of approximately $56.0 million (including approximately $9.8 million from Steel Vault through the date of the Merger) for income tax purposes that expire in various amounts through 2030. The net operating losses were allocated in accordance with Treasury Regulation § 1.1502-21T(b)(2)(iv), at the point that the Company ceased to be a part of the consolidated tax return of Digital Angel in 2008.

Based upon the change of ownership rules under IRC Section 382, the Company experienced a change of ownership in December 2007 exceeding the 50% limitation threshold imposed by IRC Section 382. The Company experienced a subsequent change in ownership during November 2008. The acquired net operating losses of Steel Vault are subject to a similar limitation under IRC Section 382. Since 2008 the Company has issued additional shares which results in additional changes of ownership under IRC Section 382. As a result the Company’s future utilization of its net operating loss carryforwards has been significantly limited as to the amount of use in any particular year, and consequently may be subject to expiration.

The Company does not have any uncertain tax positions at December 31, 2010.

The Company files consolidated tax returns in the United States federal jurisdiction and in the various states in which it does business. In general, the Company is no longer subject to U.S. federal or state income tax examinations for years before December 31, 2007.

In January 2010, Stanley Canada Corporation, or Stanley, received a notice from the Canadian Revenue Agency (CRA), that the CRA would be performing a review of Xmark’s Canadian tax returns for the periods 2005 through 2008. The Company has complied with all of Stanley’s information requests. This review covers all periods that the Company owned Xmark.

In February 2011, Stanley received a notice from the CRA that the CRA completed its review of the Xmark returns and was questioning certain deductions on the tax returns under review.  The Company does not agree with the position taken by the CRA and intends to dispute such findings.  Based on the Company’s review of the correspondence and evaluation of the supporting detail, it does not believe that the ultimate resolution of this dispute will have a material negative impact on the Company’s historical tax liabilities, its current financial position or results of operations. The Company believes that as of December 31, 2010, it has adequately accrued for this dispute.

POSITIVEID CORPORATION
Notes to Consolidated Financial Statements
(tabulated amounts in thousands of dollars, except per share amounts)

9.   Commitments and Contingencies

Employment Contract

On November 10, 2010, the Company’s compensation committee (the “Compensation Committee”) approved a five year employment and non-compete agreement for Scott R. Silverman, our Chairman of the Board and Chief Executive Officer, and a five year employment and non-compete agreement for William J. Caragol, our President and Chief Financial Officer. Beginning in 2011, Mr. Silverman and Mr. Caragol will receive a base salary of $375,000 and $225,000, respectively. During the term, each executive shall receive a minimum annual bonus for each calendar year of the term in an amount equal to a minimum of one (1) times such executive’s base salary.  Additionally, the Compensation Committee has the authority to approve a discretionary bonus for each year of the term. Each of Mr. Silverman and Mr. Caragol will receive 1,000,000 and 750,000 shares of restricted stock, respectively, under the PositiveID Corporation 2009 Stock Incentive Plan. These restricted shares will vest according to the following schedule: (i) 50% vest on January 1, 2012; and (ii) 50% vest on January 1, 2013.

Legal Proceedings

The Company is a party to certain legal actions, as either plaintiff or defendant, arising in the ordinary course of business, none of which is expected to have a material adverse effect on the Company’s business, financial condition or results of operations. However, litigation is inherently unpredictable, and the costs and other effects of pending or future litigation, governmental investigations, legal and administrative cases and proceedings, whether civil or criminal, settlements, judgments and investigations, claims or charges in any such matters, and developments or assertions by or against us relating to the Company or to the Company’s intellectual property rights and intellectual property licenses could have a material adverse effect on the Company’s business, financial condition and operating results.

10.   Related Party Transactions

Stock Ownership

As of  March 25, 2011, Mr. Silverman beneficially owned 27.1% of the Company’s outstanding common stock, including the 1,035,000 shares and 54,000 shares underlying a warrant that are directly owned by Blue Moon Energy Partners, LLC (“Blue Moon”) and 4,785,008 shares that are directly owned by R & R.  Mr. Silverman, the Company’s chief executive officer and chairman of the Board of Directors, is a manager and controls a member of Blue Moon (i.e., R & R). William J. Caragol, the Company’s president, chief financial officer and member of the Board of Directors, is a manager and member of Blue Moon.

Optimus Financing

On September 29, 2009, the Company entered into the Purchase Agreement with Optimus, under which Optimus was committed to purchase up to $10 million of convertible Preferred Stock in one or more tranches. To facilitate the transactions contemplated by the Purchase Agreement, R & R loaned shares of common stock to Optimus equal to 135% of the aggregate purchase price for each tranche pursuant to Stock Loan Agreements between R & R and Optimus. On May 13, 2010, the Company converted all of the outstanding shares of Preferred Stock into shares of its common stock and Optimus repaid R&R in full. On March 14, 2011, the Company entered into an Amended and Restated Convertible Preferred Stock Purchase Agreement with Optimus.  To facilitate the transactions contemplated thereby, R & R Consulting Partners, LLC, and Messrs. Silverman and Caragol loaned shares of common stock to Optimus.  For more information regarding this transaction, see Note 5, “Financing Agreements,” to these consolidated financial statements.

11.   Segment Data

As a result of the sale of the Company’s NationalCreditReport.com business in July 2011, the Company now operates in one segment (HealthID).

Our HealthID segment is currently focused on the development of four products: (1) the GlucoChip, a glucose-sensing microchip, based on our proprietary intellectual property which is being developed in conjunction with Receptors LLC (“Receptors”), (2) iglucoseTM, a stand-alone, self-contained unit that automatically queries a diabetic user’s date-capable glucometer for blood glucose data and sends that data via encrypted text messaging to the iglucose online database, (3) Easy CheckTM, a non-invasive breath glucose detection system, based on the correlation of acetone in exhaled breath to blood glucose levels, and (4) the rapid flu detection system, also being developed in conjunction with Receptors.

POSITIVEID CORPORATION
Notes to Consolidated Financial Statements
(tabulated amounts in thousands of dollars, except per share amounts)

Our HealthID segment also includes the VeriMed system, which uses an implantable passive RFID microchip (the “VeriChip”) that is used in patient identification applications. Each implantable microchip contains a unique verification number that is read when it is scanned by our scanner. In October 2004, the U.S. Food and Drug Administration ("FDA") cleared our VeriMed system for use in medical applications in the United States. We have not actively marketed the VeriMed system since early 2008.

The following is selected segment data as of and for the period ended:

Health
ID
As of and For the Year Ended December 31, 2010
Revenue	$75
Loss from continuing operations	(11,052)
Total assets	$1,515

Health
ID
As of and For the Year Ended December 31, 2009
Revenue	$162
Loss from continuing operations	(1,181)
Total assets	$6,502

12.   Supplementary Cash Flow Information

In the years ended December 31, 2010 and 2009, the Company had the following non-cash investing and financing activities:

	Years Ended December 31,
	2010	2009
Non-cash financing and investing activities:
Debt financing costs	$—	$—
Accrued dividend payable	152	90
Issuance of common stock and options for Steel Vault Acquisition	—	13,134
	$152	$13,224